Exhibit 21.1
Subsidiaries of CoreWeave, Inc.

Name of Subsidiary	Jurisdiction
CoreWeave Compute Acquisition Co. II, LLC	US – Delaware
CoreWeave Compute Acquisition Co. III, LLC	US – Delaware
CoreWeave Compute Acquisition Co. IV, LLC	US – Delaware
CoreWeave Compute Acquisition Co. V, LLC	US – Delaware
CoreWeave Compute Acquisition Co. VI, LLC	US – Delaware
CCAC IV UK Limited	United Kingdom
CCAC IV Sweden AB	Sweden
CCAC IV Spain, S.L.U	Spain
Reserve CoreWeave Spain, S.L.	Spain
CoreWeave UK Limited	United Kingdom
CoreWeave Norway AS	Norway
CoreWeave Sweden AB	Sweden